Exhibit 10.13
                                  -------------


                                  AMERICAN FIRE
                              RETARDANT CORPORATION

                                 110 Brush Road
                               Broussard, LA 70518
                                  318/837-1198
                                  FAX 837-1699

                                 October 3, 1997

Interco Tire  Corporation
Attention:  Mr. Warren Guidry
2412 Abbeville  Highway
Rayne,LA 70578

Dear Warren,

On behalf of American Fire Retardant Corporation we would like to extend our sincere thanks for allowing us the opportunity to proceed with our 504 Public Offering Of stock. The following outlines all of the terms and conditions with regards to your investment of $100,000.00:

     1. Initial investment of $100,000.00

     2. The investment will bear an interest rate of 10.50% from date of investment until paid in full.

     3. The investment will be repaid no later than 120 days from receipt of the initial payment,

     4. Once the investment of $100,000,00 has been repaid, investor will receive 200,000 shares of stock in the company American Fire Retardant Corporation, Said stock will be restricted for 3810 for 1 full year from date American Fire Retardant becomes a publicly traded company. Sale of said stock prior to the end of the restricted year could be made upon approval of the Board of Directors or between other inside shareholders.

     5. Your liability is limited to the amount of your initial investment of $100,000.00.

     6. All other terms and conditions remain the same.

I will be leaving for California next week. If you should have any questions or comments, please do not hesitate to contact Steve or myself at 318-837-1198. 1 am excited about the opportunities that are ahead of us.

I remain,

Sincerely,
American Fire Retardant Corporation


/s/  John E. Domingue
------------------------------------
By:  John E. Dominque
Its: Chief Financial Officer